FREE WRITING PROSPECTUS Dated February 5, 2015	Filed Pursuant to Rule 433 Registration No. 333-190561 Registration No. 333-190561-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-800-221-1037.

Ally Master Owner Trust

Issuing Entity

$450,000,000 Class A Asset Backed Notes, Series 2015-2

Ally Wholesale Enterprises LLC

Depositor

Ally Bank

Sponsor

Ally Financial Inc.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated January 30, 2015 (the “Preliminary Prospectus Supplement”) and a prospectus dated March 7, 2014 (the “Prospectus” and, together with the Prospectus Supplement, the “Preliminary Prospectus”), which describe the Series 2015-2 Class A notes to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the Series 2015-2 Class A notes. This free writing prospectus, which we refer to as this “Additional Statement,” relates to the Series 2015-2 Class A notes offered by the Preliminary Prospectus. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus. This Additional Statement should be read in conjunction with the Preliminary Prospectus. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters for the Series 2015-2 Class A Notes:

Citigroup	Credit Suisse	RBC Capital Markets

BMO Capital Markets	CIBC	Lloyds Securities	PNC Capital Markets LLC	Scotiabank

The following information in the Preliminary Prospectus Supplement referenced above is hereby updated.

FRONT COVER PAGE

•	The total initial principal amount of offered notes indicated under the issuing entity’s name on the front cover page should read:

$450,000,000 Class A Asset Backed Notes, Series 2015-2

•	The row titled “Principal Balance” in the table on the front cover page should read:

Offered Notes
	Series 2015-2 Class A-1 Notes	Series 2015-2 Class A-2 Notes
Principal Balance	$450,000,000 (1)

•	The first sentence under the table on the front cover page should read:

The aggregate principal amount of securities being offered under this prospectus supplement is $450,000,000.

•	The first bullet point under “Credit Enhancement and Liquidity” should read:

Reserve fund, with an initial deposit of $6,040,268.

•	The second bullet point under “Credit Enhancement and Liquidity” should read:

Series 2015-2 Class E asset backed notes with an initial principal balance of $78,523,846 will be issued by the trust. The Series 2015-2 Class E notes are not being offered under this prospectus supplement.

•	The third bullet point under “Credit Enhancement and Liquidity” should read:

Series 2015-2 Class D asset backed notes with an initial principal balance of $18,121,000 will be issued by the trust. The Series 2015-2 Class D notes are not being offered under this prospectus supplement.

•	The fourth bullet point under “Credit Enhancement and Liquidity” should read:

Series 2015-2 Class C asset backed notes with an initial principal balance of $24,161,000 will be issued by the trust. The Series 2015-2 Class C notes are not being offered under this prospectus supplement.

•	The fifth bullet point under “Credit Enhancement and Liquidity” should read:

Series 2015-2 Class B asset backed notes with an initial principal balance of $33,221,000 will be issued by the trust. The Series 2015-2 Class B notes are not being offered under this prospectus supplement.

SUMMARY

•	The first five bullet points under “Summary—Securities” should read:

•	$450,000,000 aggregate principal balance of Class A asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class A notes” or the “offered notes.” The Series 2015-2 Class A notes will be divided into two tranches, which will be treated together as a single class, consisting of Class A-1 floating rate asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class A-1 notes,” and Class A-2 fixed rate asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class A-2 notes.” The allocation of the aggregate principal balance of the Series 2015-2 Class A notes between the Series 2015-2 Class A-1 notes and the Series 2015-2 Class A-2 notes will be determined on the day of pricing.

•	$33,221,000 Class B fixed rate asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class B notes.”

•	$24,161,000 Class C fixed rate asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class C notes.”

•	$18,121,000 Class D fixed rate asset backed notes, Series 2015-2, which we refer to as the “Series 2015-2 Class D notes.” We refer to the Series 2015-2 Class A notes, the Series 2015-2 Class B notes, the Series 2015-2 Class C notes and the Series 2015-2 Class D notes, collectively, as the “Series 2015-2 investor notes.”

•	$78,523,846 Class E asset backed equity notes, Series 2015-2, which we refer to as the “Series 2015-2 Class E notes.” We refer to the Series 2015-2 investor notes and the Series 2015-2 Class E notes, collectively, as the “Series 2015-2 notes” and we refer to the Series 2015-2 notes and all other series of notes issued by the trust as the “notes.”

•	The penultimate sentence of the penultimate paragraph under “Summary—Allocation of Collections” should read:

The Net Invested Amount of the Series 2015-2 notes on the closing date will be $604,026,846.

•	The second sentence under “Summary—Credit Enhancement and Liquidity—Series 2015-2 Class E Notes” should read:

The initial principal balance of the Series 2015-2 Class E notes will be $78,523,846.

•	The second sentence under “Summary—Credit Enhancement and Liquidity—Reserve Fund” should read:

The depositor will deposit $6,040,268 into the Reserve Fund on the closing date.

•	The paragraph under “Summary—Certain Investment Company Act Considerations” should read:

The issuing entity is not registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). In determining that the issuing entity is not required to be registered as an investment company, the issuing entity is relying on the exemption provided by Section 3(c)(5)(A) under the Investment Company Act, although there may be additional exclusions or exemptions that the issuing entity could rely on as well. As of the closing date, the issuing entity will be structured so as not to constitute a “covered fund” for purpose of the regulations, commonly referred to as the “Volcker Rule,” adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Action Act of 2010, or the “Dodd-Frank Act.”

THE TRUST

•	The table under “The Trust—Capitalization of the Trust” should read:

The following table shows the expected capitalization of the trust (other than the Certificate Interest) on the closing date after issuance of the Series 2015-2 notes:

	Principal Amount
Series 2010-2 Notes	$546,875,000	(1)
Series 2010-4 Notes	$772,200,772	(1)
Series 2012-1 Notes	$1,056,338,028	(1)
Series 2012-3 Notes	$850,340,698	(1)
Series 2012-4 Notes	$238,095,349	(1)
Series 2012-5 Notes	$1,496,598,639	(1)
Series 2013-1 Notes	$1,360,544,218	(1)
Series 2013-2 Notes	$748,299,320	(1)
Series 2013-3 Notes	$476,190,476	(1)
Series 2014-1 Notes	$1,342,281,879	(1)
Series 2014-2 Notes	$1,208,053,691	(1)
Series 2014-3 Notes	$402,684,564	(1)
Series 2014-4 Notes	$1,308,724,832	(1)
Series 2014-5 Notes	$1,342,281,879	(1)
Series 2015-1 Notes	$234,899,329	(2)
Series 2015-2 Class A Notes	$450,000,000
Series 2015-2 Class B Notes	$33,221,000
Series 2015-2 Class C Notes	$24,161,000
Series 2015-2 Class D Notes	$18,121,000
Series 2015-2 Class E Notes	$78,523,846	(3)

(1)	As of the Series 2015-1 Cutoff Date. Subject to increases and decreases from time to time.
(2)	The Series 2015-1 notes are expected to be issued concurrently with the Series 2015-2 notes on the closing date. Certain expected terms of the Series 2015-1 notes are described in Annex A to this prospectus supplement. The Series 2015-1 notes are not being offered by this prospectus supplement. There can be no assurance that the Series 2015-1 notes will be issued on the closing date or that their terms will be as described in Annex A.
(3)	Subject to increases and decreases from time to time.

THE NOTES

•	The first sentence of the second paragraph under “The Notes—Credit Enhancement and Other Enhancement—Reserve Fund” should read as follows:

On the closing date, $6,040,268 (or 1.00% of the initial principal balance of the Series 2015-2 notes) will be deposited into the Reserve Fund.

•	The second sentence of the first paragraph under “The Notes—Credit Enhancement and Other Enhancement—Class E Notes” should read as follows:

The initial principal balance of the Series 2015-2 Class E notes and the initial Class E Invested Amount will be $78,523,846.

UNDERWRITING

•	The table set forth under “Underwriting—Aggregate Principal Amount to be Purchased” should read as follows:

Underwriters	Series 2015-2 Class A-1 Notes	Series 2015-2 Class A-2 Notes
Citigroup Global Markets Inc.	$	$
Credit Suisse Securities (USA) LLC	$	$
RBC Capital Markets, LLC	$	$
BMO Capital Markets GKST Inc.	$	$
CIBC World Markets Corp.	$	$
Lloyds Securities Inc.	$	$
PNC Capital Markets LLC	$	$
Scotia Capital (USA) Inc.	$	$

Total	$	$

GLOSSARY OF PRINCIPAL TERMS

•	Clause (1) of the definition of “Class E Invested Amount” should read as follows:

(1) With respect to the Closing Date, $78,523,846, and

•	The last sentence of the definition of “Controlled Accumulation Amount” should read as follows:

The Controlled Accumulation Amount will initially equal $100,671,141, but may be higher if the commencement of the Controlled Accumulation Period is postponed, as described under “The Notes—Postponement of Controlled Accumulation Period.”

•	The definition of “Initial Invested Amount” should read as follows:

“Initial Invested Amount” means, with respect to the Series 2015-2 notes, $604,026,846.

ANNEX A

•	The third row under the “Series 2015-1 Notes (1)” should read as follows:

Initial Invested Amount $234,899,329

REAR COVER PAGE

•	The initial principal amount of the Class A Asset Backed Notes, Series 2015-2 in the right hand column of the rear cover page should read as follows: $450,000,000

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